EXHIBIT 21.1

SUBSIDIARY

PCTEL, Inc.
PCTEL Antenna Products Group Inc.
PCTEL RF Solutions Inc.
PCTEL Japan Inc.
PCTEL Israel Ltd.
Wireless IP Inc.
Software PCTEL LLC Belgrade
PCTEL Limited (Ireland)
PCTEL Limited (United Kingdom)
Maxrad Tianjin Electronics Company Ltd